EX-16.1-LETTER FROM TAUBER & BALSER, PC

[LETTERHAED]
TAUBER & BALSER, PC
Accountants and Counsultants
Tower Place, Suite 250
3340 Peachtree Road, NE
Atlanta Georfia 30326-1026
#404-261-7200
#404-261-9481-Fax

December 23, 2003

Securities & Exchange Commission
450 Fifth Steet, NW
Washington, DC 20549

Ladies and Gentlemen of the Commission:

On behalf of Dicut, Inc., CIK no. 1110505 ("Dicut"), we prepared a report dated April 9, 2003 (our "Report") relating to the consolidated balance sheet of Dicut as of December 31, 2002 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the nine months then ended. We consented to the inclusion of this report in Dicut's report on Form 10-KSB, filed April 16, 2003 (the "2003 10-KSB").

On October 10, 2003, Dicut filed Form S-8 POS, registering an additional 1.2 million shares. This filing incorporated by reference the 2003 10-KSB containing our Report. We had no knowledge of this registration prior to its being filed, and we did not and do not consent to the use of our Report in this registration.

Upon becoming aware of the filing of this Form S-8 POS, we notified Dicut of our objection to the use of our Report through correspondence dated October 28, 2003; a copy of which is enclosed for your reference. We have not received a written response from Dicut; however their Chief Financial Officer, Mr. Pierre Quilliam, has informed us orally that they do not intend to seek our consent.

Subsequently, we have terminated our representation of Dicut pursuant to notice to Dicut and your office, a copy of which enclosed. Please feel free to contact me if you have any questions or require additional information.

Sincerely,
/s/ J. Mare Welsh
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J. Mare Welsh, CPA
Tauber & Balser, PC.